UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Mind Medicine (MindMed) Inc.

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On May 2, 2023, Mind Medicine (MindMed) Inc. (the “Company”) distributed a letter to shareholders (the “Shareholder Letter”) in connection with the Company’s 2023 Annual General Meeting of Shareholders and issued a press release containing a copy of the Shareholder Letter. A copy of the press release can be found below.

MindMed Sends Letter to Shareholders Highlighting Company’s Positive Momentum and Value-Enhancing Strategy

Files Definitive Proxy Materials in Connection with June 15, 2023 Annual Meeting

Board’s Nominees Possess Essential Pharmaceutical Industry, Capital Allocation and Corporate Governance Experience Needed to Drive Company’s Success at Pivotal Moment – With Two Key Clinical Readouts Expected Later This Year

Believes FCM’s Nominees Lack Relevant Experience and are Unqualified to Serve as MindMed Directors – Let Alone Take Control of the Company

Urges Shareholders to Protect Their Investment and Vote on the WHITE Proxy Card for ALL Six of the Board’s Nominees

Visit www.ProtectMindMed.com

NEW YORK—(BUSINESS WIRE)—The Board of Directors (the “Board”) of Mind Medicine (MindMed) Inc. (NASDAQ: MNMD), (NEO: MMED) (the “Company” or “MindMed”), a clinical stage biopharmaceutical company developing novel product candidates to treat brain health disorders, today sent a letter to shareholders highlighting the importance of voting at its upcoming 2023 Annual Meeting of Shareholders (the “Annual Meeting”). By voting for the Board’s nominees, shareholders can support the significant progress that has been made under the current Board to achieve MindMed’s mission to deliver on the therapeutic potential of psychedelics and other novel candidates to address the significant unmet need in brain health disorders.

The Company also announced that it has filed its definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (“SEC”) in connection with its upcoming Annual Meeting to be held on June 15, 2023.

The Company has launched www.ProtectMindMed.com to keep shareholders up to date on key developments leading up to the Annual Meeting.

The full text of the Board’s letter to shareholders, which can be viewed and downloaded here, follows:

May 2, 2023

Dear Fellow Shareholders,

Thank you for your investment in MindMed. Your vote at the Company’s 2023 Annual General Meeting of Shareholders, scheduled for June 15, 2023, is critically important this year. Voting is now open, and we are asking you to elect the directors you believe are best qualified to lead the Company through a pivotal period in our lifecycle, as we progress key Phase 2 trials in MM-120 and initiate our first sponsored clinical trial of MM-402.

Our mission is to deliver on the therapeutic potential of psychedelics and other novel candidates to address the significant unmet need in brain health disorders. We have overseen tremendous progress toward this goal, and your current Board and management team are creating a foundation for the Company that will generate sustainable value for all shareholders. Your support of the Company’s highly qualified director candidates is essential to ensure this progress continues.

FCM MM Holdings, LLC (“FCM”), an entity affiliated with Jake Freeman, Scott Freeman and Chad Boulanger, has nominated four director candidates who we believe are unqualified to serve on your Board. FCM is waging a proxy contest to take control of the Company despite only owning a small percentage of our outstanding shares and failing to provide any realistic strategic plan for MindMed.

We believe that allowing FCM to harm the Company’s current strategy and management team – who have been successfully executing our plan under your Board’s oversight – would put your investment at risk.

We strongly urge you to protect your investment by voting today on the WHITE proxy card FOR the election of the Board’s highly qualified nominees – Chief Executive Officer Robert Barrow, Dr. Suzanne Bruhn, Dr. Roger Crystal, Andreas Krebs, Chair Carol A. Vallone, and new candidate David W. Gryska, a 35-year industry veteran who has served as Chief Financial Officer of two S&P 500 pharmaceutical companies – and WITHHOLD on FCM’s inferior nominees.

YOUR BOARD IS OVERSEEING A WELL-DEFINED PLAN TO CREATE VALUE BY BRINGING IMPORTANT NEW TREATMENTS TO PATIENTS – WE URGE YOU TO STAY THE COURSE AT THIS CRITICAL MOMENT

Since Robert Barrow took on the role of CEO in mid-2021, we have made decisive and comprehensive changes that are essential to the long-term success of our organization. We have recruited an efficient and execution-oriented team with deep experience in the successful research, development and commercialization of brain health treatments.

We have also built an internal organizational infrastructure – which incorporates high standards of compliance and financial controls – to support our operations as a publicly traded pharmaceutical company. These changes have transformed MindMed from a nascent public company with a single product candidate to a high-functioning organization in a position of strength as we enter a critical period for our R&D pipeline.

By progressing this strategy to develop our diversified pipeline of clinical programs, we are on track to build a world-class fully integrated pharmaceutical organization to create long-term value for our shareholders. We are also well capitalized, with cash on hand of $142.1 million as of the end of 2022 – sufficient to fund the Company’s operations beyond our key development milestones in 2023 and into the first half of 2025.

MindMed is at a pivotal inflection point – with clinical readouts on our two lead product candidates expected this year:

1.	Our Phase 2b study of MM-120 for the treatment of Generalized Anxiety Disorder (“GAD”), and

2.	Our Phase 2a proof-of-concept trial of repeated low-dose MM-120 in ADHD.

We also plan to share preclinical results demonstrating the potential of MM-402 in autism spectrum disorder and to initiate our first sponsored clinical trial of MM-402.

Our research with patients and healthcare practitioners in the U.S. and Europe indicates that there is significant demand for a new class of drugs that can offer faster, more effective and longer lasting benefits for patients with GAD. This represents a tremendous potential addressable market for our therapies.

We have also pursued a robust strategy to maximize and protect the value of our intellectual property: our patent portfolio includes 26 pending U.S. applications and 12 pending Patent Cooperation Treaty applications. These include applications covering compositions, dosing, dosage formulations and methods of treatment, among others, with projected expiration dates beginning in 2041.

Our current management team and R&D leaders – all of whom have been hired since Scott Freeman left the Company – are the inventors of a majority of our pending patents, in particular those that we believe are most significant for market protection of our lead product candidates. MindMed currently owns and retains all clinical data and manufacturing rights for MM-120, and we are aggressively protecting and expanding our intellectual property portfolio.

Don’t simply take our word for it – third-party analysts agree that our strategy is working:

“We continue to see shares undervaluing the opportunity for a novel mechanism to treat GAD even with conservative assumptions around patent life and market uptake, and look to additional derisking events this year.” – RBC Capital Markets, March 9, 2023

“Despite competition from several emerging psychedelic biotechs, we believe MNMD is a well-capitalized leader poised to disrupt the large, growing mental health market.” – Oppenheimer, August 25, 2022

“We are reiterating our Buy rating and $21 price target on MindMed following the release of clinical data with LSD in major depressive disorder.” – EF Hutton, April 14, 2023

WE HAVE A WORLD CLASS BOARD – WITH EXACTLY THE RIGHT EXPERIENCE – THAT IS PURSUING SHAREHOLDERS’ BEST INTERESTS

Our Board’s diverse set of nominees are six highly qualified individuals, five of whom are independent. They collectively possess significant senior executive and public company director experience and have relevant backgrounds and expertise in the areas critical to MindMed’s success: drug development and commercialization; financial management and capital allocation; and corporate governance and compliance.

Since June 2021, we have completed a comprehensive and proactive effort to refresh our Board to ensure it has the right mix of experience and expertise to execute on our strategic objectives. In 2021, the Company recruited Carol Vallone (Chair of the Board of Trustees of the #1 hospital for psychiatry among all hospitals nationwide) and Andreas Krebs (former Executive at Wyeth) to join our Board – both of whom are experienced executives with track records for success in business launches to exits, capital raises, extensive leadership and governance experience in pharmaceuticals and healthcare, and strong histories of supporting value-creating organizational growth. In 2022, we added Drs. Roger Crystal and Suzanne Bruhn, who are both accomplished executives and directors of successful pharmaceutical and biotechnology companies, and bring decades of experience in leading clinical research, regulatory strategy, commercialization and partnerships.

Our additional nominee for election at this year’s Annual Meeting, David Gryska, will further strengthen our Board. Mr. Gryska is a respected life sciences professional with over 35 years of experience as a senior financial executive, including as Chief Financial Officer of two S&P 500 companies – Incyte (NASDAQ: INCY) and Celgene Corp. He currently serves as a board member at Seagen Inc. (NASDAQ: SGEN), which has agreed to be acquired by Pfizer Inc. (NYSE: PFE) for $43.0 billion, and Forte Biosciences, Inc. (NASDAQ: FBRX). He previously served as a board member of GW Pharmaceuticals plc prior to its acquisition by Jazz Pharmaceuticals (NASDAQ: JAZZ) for $7.2 billion in 2021 and of Aerie Pharmaceuticals prior to its acquisition by Alcon (NYSE: ALC) for $750.0 million in 2022.

The Company’s slate of directors represents a 100% refreshment of the Board since Mr. Barrow took on the role of CEO in mid-2021.

DO NOT SUPPORT ANY OF FCM’S CANDIDATES – THIS WOULD RISK YOUR INVESTMENT BY POTENTIALLY UNDOING OUR SIGNIFICANT PROGRESS SINCE 2021

FCM has not made a convincing case that any change is needed – let alone the replacement of a majority of the Board. Further, FCM has not put forth a coherent plan for how its nominees would enhance value for MindMed’s shareholders.

Consistent with the Board’s commitment to constructive shareholder engagement, members of the Board and management have met with Jake Freeman, Scott Freeman and Chad Boulanger numerous times since August 2022 to evaluate FCM’s perspectives on the Company and its strategic direction. In these discussions it became abundantly clear that FCM does not understand MindMed’s business – which has significantly evolved since Scott Freeman left the Company in 2020 – or the associated regulatory processes.

The ideas FCM floated in its August 2022 “Value Enhancement Plan” – which it still embraces – as well as thoughts it has put forth haphazardly on social media, would destroy shareholder value. These proposals reflect a pronounced misunderstanding of FDA drug approval processes, an ignorance of the capital allocation and financing needs of a company at MindMed’s growth stage, and a disregard for what is in the best interests of all shareholders. To highlight two examples:

x

There is no credible basis for FCM’s misplaced claim that MindMed could skip its Phase 2 study for MM-120 and go directly to Phase 3. When pressed by us in meetings, Scott Freeman and FCM’s other representatives could not provide any substantive responses to our questions about their plan to skip Phase 2. FCM appears to lack familiarity with both the complex regulatory regime governing our clinical programs and the basics of the drug development process. Their claims may be relevant to oncology products (the only therapeutic area in which FCM candidates have worked) but are not relevant in the development of treatments for major market psychiatric disorders.

x

FCM’s approach to cost cutting and program investments is misguided and would be highly destructive to the business. FCM’s proposed “slash and burn” approach ignores the key drivers of value for a clinical stage biotech company. The path for MindMed to create shareholder value and benefit patients is to ensure that we have the resources needed to retain top talent and successfully execute on our clinical development plan and go-to-market strategy. Over the past two years, we have attracted one of the top rosters of talent in our sector, and we continue to operate as an efficient and high-functioning team. We take a highly disciplined approach to expenditures: relative to our two largest and closest peers, we spend materially less in absolute terms, with less of that money allocated to SG&A.

In an effort to avoid a costly and distracting proxy contest, we have presented FCM with multiple constructive proposals, including offering to place a mutually-agreed upon independent director on the Board. Unfortunately, FCM has rejected all of our attempts to find common ground. FCM’s unprofessional public communications are not indicative of a mature or experienced approach to business. This is not a group that shareholders should want to have any representation on the MindMed Board.

FCM’S NOMINEES ARE UNQUALIFIED TO SERVE ON THE BOARD

After careful consideration of FCM’s intended nominees, the Board has concluded that they do not – individually or collectively – possess relevant industry background or experience that would be additive, especially in comparison to the Board’s proposed slate of directors. As a result, the Board strongly believes that it is in the best interests of all shareholders to NOT VOTE FOR ANY OF FCM’s CANDIDATES to be elected.

None of the FCM nominees has ever served on the board of a public healthcare company or as an executive of a public healthcare company (other than Scott Freeman, who held an executive role for less than a year at MindMed when it was a nascent organization). In fact, the only public company director experience of any of the nominees was at a ~$21 million market cap e-paper display company listed in Canada only. Despite FCM’s overinflated touting of their qualifications, these nominees lack essential experience or expertise in key areas of focus for the Company’s success (see Table 1).

Table 1

***

MindMed’s Board is committed to delivering sustainable long-term value creation for all shareholders. This is a critical period of execution for the Company, and allowing FCM’s inexperienced and unqualified nominees to be elected to the Board – let alone take control of it – would risk substantial and permanent value destruction. We ask that you act to protect your investment by voting FOR ALL of the Board’s recommended nominees, voting WITHHOLD on FCM’s nominees and discarding any proxy materials you receive from FCM.

Sincerely,

The MindMed Board of Directors

VISIT WWW.PROTECTMINDMED.COM FOR MORE INFORMATION

Due to new U.S. federal rules requiring us to list FCM’s nominees in addition to the Board’s nominees, your WHITE proxy card this year has more names on it than the six directors to be elected. The inclusion of FCM’s nominees on our WHITE proxy card does NOT mean the Board endorses them

Vote TODAY on the WHITE proxy card FOR all six of the Board’s nominees, WITHHOLD on FCM’s nominees, and FOR the other proposals recommended by your Board

You can help reject FCM’s efforts to take control of the Board by voting WITHHOLD on FCM’s nominees and discarding any blue proxy cards and materials you may receive from FCM

Proxy materials will be distributed by banks, brokers and other nominees in the coming days. Shareholders will receive proxy materials directly via the preferred method, hard copy or email, specific to each shareholder’s account. Shareholders that do not receive proxy materials over the next week, please contact your broker and request the WHITE voting control number or contact Morrow Sodali with questions.

If you have any questions, or need assistance voting your shares, please contact the firm assisting us in the solicitation of proxies:

Morrow Sodali LLC

509 Madison Avenue, Suite 1206

New York, NY 10022

Banks and Brokers Call: (203) 658-9400

Shareholders Call Toll Free: (800) 662-5200

Email: MNMD@investor.morrowsodali.com

About MindMed

MindMed is a clinical stage biopharmaceutical company developing novel product candidates to treat brain health disorders. Our mission is to be the global leader in the development and delivery of treatments that unlock new opportunities to improve patient outcomes. We are developing a pipeline of innovative product candidates, with and without acute perceptual effects, targeting neurotransmitter pathways that play key roles in brain health disorders.

MindMed trades on NASDAQ under the symbol MNMD and on the Canadian NEO Exchange under the symbol MMED.

Contacts

For Media:

media@mindmed.co

OR

Longacre Square Partners

Joe Germani / Dan Zacchei

mindmed@longacresquare.com

For Investors:

ir@mindmed.co

OR

Morrow Sodali

Michael Verrechia / Eric Kamback

MNMD@investor.morrowsodali.com

Cautionary Notes and Forward-Looking Statements

Certain statements in this letter related to the Company constitute “forward-looking information” within the meaning of applicable securities laws and are prospective in nature. Forward-looking information is not based on historical facts, but rather on current expectations and projections about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. These statements generally can be identified by the use of forward-looking words such as “will”, “may”, “should”, “could”, “intend”, “estimate”, “plan”, “anticipate”, “expect”, “believe”, “potential” or “continue”, or the negative thereof or similar variations. Undue reliance should not be placed on forward-looking information, which are inherently uncertain, are based on estimates and assumptions, and are subject to known and unknown risks and uncertainties (both general and specific) that contribute to the possibility that the future events or circumstances contemplated by the forward-looking statements will not occur. There can be no assurance that the plans, intentions or expectations upon which forward-looking statements are based will in fact be realized. Forward-looking information in this letter includes, but is not limited to, statements regarding the potential benefits and development of the Company’s product candidates, trials, studies and programs; the strengths and benefits of the Company’s strategic plan; the Company’s business plans and objectives; the ability of MindMed to achieve success consistent with management’s expectations; and the expected impact and results of the Company’s corporate governance practices, including of the Company’s director nominees.

Forward-looking information is based on the opinions and estimates of management of the Company at the date the statements are made, as well as a number of assumptions made by, and information currently available to, the Company concerning, among other things, anticipated performance of its product candidates and programs, business prospects, strategies, regulatory developments, the development of its product candidates into effective products, the ability to produce products if approved, the approval by regulators of any products that are developed, and the non-occurrence of the risks and uncertainties outlined below or other significant events occurring outside of MindMed’s normal course of business. Although management of the Company considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect.

There are numerous risks and uncertainties that could cause actual results and the Company’s plans and objectives to differ materially from those expressed in the forward-looking information, including history of negative cash flows; limited operating history; incurrence of future losses; availability of additional capital; changes in market conditions; lack of product revenue; compliance with laws and regulations; changes in government policy; difficulty associated with research and development; risks associated with clinical trials or studies; heightened regulatory scrutiny; early stage product development; clinical trial risks; regulatory approval processes; novelty of the psychedelic inspired medicines industry; as well as those risk factors discussed or referred to herein and the risks described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 under headings such as “Special Note Regarding Forward-

Looking Statements,” and “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other filings and furnishings made by the Company with the securities regulatory authorities in all provinces and territories of Canada which are available under the Company’s profile on SEDAR at www.sedar.com and with the U.S. Securities and Exchange Commission (“SEC”) on EDGAR at www.sec.gov. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained on this letter as a result of new information, future events, changes in expectations or otherwise.

Additional Information and Where to Find It

MindMed has filed with the SEC and Canadian securities regulatory authorities on May 1, 2023 a definitive proxy statement on Schedule 14A (the “proxy statement”), containing a form of WHITE universal proxy card, with respect to its solicitation of proxies for the annual general meeting of shareholders of MindMed on June 15, 2023 (the “Annual Meeting”). Details concerning the nominees of MindMed’s Board for election at MindMed’s Annual Meeting are included in the proxy statement. This letter is not a substitute for the proxy statement or other document that MindMed has filed or may file with the SEC and Canadian securities regulatory authorities in connection with any solicitation by MindMed.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND THE ACCOMPANYING WHITE UNIVERSAL PROXY CARD) FILED BY MINDMED AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AND CANADIAN SECURITIES REGULATORS WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MINDMED AND ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC and Canadian securities regulatory authorities by MindMed free of charge through the website maintained by the SEC at www.sec.gov or through the Company’s profile on SEDAR at www.sedar.com. Copies of the documents filed by MindMed are also available free of charge by accessing MindMed’s website at www.mindmed.co.

Participants in the Solicitation

This letter is neither a solicitation of a proxy or consent nor a substitute for any proxy statement or other filings that may be made with the SEC and Canadian securities regulatory authorities. Nonetheless, MindMed, its directors and executive officers and other members of management and employees may be deemed under U.S. securities laws and Canadian securities laws to be participants in the solicitation of proxies with respect to a solicitation by MindMed. Information about MindMed’s executive officers and directors and other participants in the solicitation, including their respective interests, by security holders or otherwise, is available in the proxy statement. To the extent holdings of MindMed securities reported in the proxy statement for the Annual Meeting have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC and if applicable, on the System for Electronic Disclosure by Insiders (SEDI) in accordance with insider reporting requirements of Canadian securities laws. These documents are or will be available free of charge at the SEC’s website at www.sec.gov and either through the Company’s profile on SEDAR at www.sedar.com or updated filings on SEDI at www.sedi.ca.